UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

        HARRIS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1025 West NASA Blvd., Melbourne, Florida	32919
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (321) 727-9100

                                             No change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 28, 2012, Harris Corporation (“Harris”) established a new $1 billion five-year senior unsecured revolving credit facility (the “New Credit Facility”) by entering into a Revolving Credit Agreement (the “New Credit Agreement”) with: (i) a syndicate of lenders from time to time parties thereto; (ii) SunTrust Bank, as administrative agent, an issuing bank for letters of credit and swingline lender; (iii) JPMorgan Chase Bank, N.A., as syndication agent; (iv) Citibank, N.A., HSBC Bank USA, National Association and Wells Fargo Bank, National Association, as co-documentation agents; and (v) SunTrust Robinson Humphrey, Inc., J.P. Morgan Securities LLC, Citibank, N.A., HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint book managers.

The New Credit Facility replaces Harris’ prior (i) $750 million five-year senior unsecured revolving credit facility established under the Revolving Credit Agreement, dated as of September 10, 2008 (the “2008 Credit Agreement”), and (ii) $250 million 364-day senior unsecured revolving credit facility established under the 364-Day Revolving Credit Agreement, dated as of September 29, 2010, as amended by the First Amendment to 364-Day Revolving Credit Agreement, dated as of September 27, 2011 (as so amended, the “Amended 364-Day Credit Agreement”).

Harris had entered into the 2008 Credit Agreement with: (i) a syndicate of lenders from time to time parties thereto; (ii) SunTrust Bank, as administrative agent, an issuing bank for letters of credit and swingline lender; (iii) Bank of America, N.A., as syndication agent; (iv) Citibank, N.A., JPMorgan Chase Bank, N.A. and HSBC Bank USA, National Association, as co-documentation agents; and (v) SunTrust Robinson Humphrey, Inc., as lead arranger and book manager. Harris and the other parties to the 2008 Credit Agreement terminated the 2008 Credit Agreement (except those provisions, which, by their terms, survive termination) concurrently with the effectiveness of, and as a condition of entering into, the New Credit Agreement. No loans or letters of credit under the 2008 Credit Agreement were outstanding at the time of, or were repaid in connection with, such termination. The 2008 Credit Agreement was scheduled to mature on September 10, 2013, and Harris incurred no early termination penalties as a result of such termination.

Harris had entered into the Amended 364-Day Credit Agreement with: (i) a syndicate of lenders from time to time parties thereto; (ii) SunTrust Bank, as administrative agent; and (iii) SunTrust Robinson Humphrey, Inc., as lead arranger and book manager. The Amended 364-Day Credit Agreement, by its terms, had expired on September 26, 2012 with no indebtedness outstanding thereunder.

The New Credit Agreement provides for the extension of credit to Harris in the form of revolving loans, including swingline loans and letters of credit, at any time and from time to time during the term of the New Credit Agreement, in an aggregate principal amount at any time outstanding not to exceed $1 billion for both revolving loans and letters of credit, with a sub-limit of $70 million for swingline loans and a sub-limit of $175 million for letters of credit. Borrowings under the New Credit Agreement may be denominated in U.S. Dollars, Euros, Sterling and any other currency acceptable to the administrative agent and the lenders, with a non-U.S. currency sub-limit of $200 million. The New Credit Agreement includes a provision pursuant to which, from time to time, Harris may request that the lenders in their discretion increase the maximum amount of commitments under the New Credit Agreement by an amount not to exceed $500 million. Only consenting lenders (including new lenders reasonably acceptable to the administrative agent) will participate in any increase. In no event will the maximum amount of credit extensions available under the New Credit Agreement exceed $1.5 billion. The proceeds of loans or letters of credit borrowings under the New Credit Agreement are restricted from being used for hostile acquisitions (as defined in the New Credit Agreement) or for any purpose in contravention of applicable laws. Harris is not otherwise restricted under the New Credit Agreement from using the proceeds of loans or letters of credit borrowings under the New Credit Agreement for working capital and other general corporate purposes or from using the New Credit Facility to support commercial paper issued by Harris from time to time. Subject to certain conditions stated in the New Credit Agreement (including the absence of any default and the accuracy of certain representations and warranties), Harris may borrow, prepay and re-borrow amounts under the New Credit Agreement at any time during the term of the New Credit Agreement.

The New Credit Agreement provides that Harris may designate wholly-owned subsidiaries organized in the United States, Canada or the United Kingdom (or such other jurisdictions as all lenders shall approve) as borrowers under the New Credit Agreement. The obligations of any such subsidiary borrower shall be guaranteed by Harris.

The New Credit Agreement provides that Harris may from time to time designate certain of its subsidiaries as unrestricted subsidiaries. At September 28, 2012, no subsidiaries of Harris were unrestricted subsidiaries under the New Credit Agreement.

At Harris’ election, borrowings under the New Credit Agreement denominated in U.S. Dollars will bear interest either at (i) the eurocurrency rate for the applicable interest period plus an applicable margin, or (ii) the base rate plus an applicable margin. The eurocurrency rate for an interest period is the rate per annum equal to (a) the London interbank offered rate (“LIBOR”) for such interest period, divided by (b) a percentage equal to 1.00 minus the daily average eurocurrency reserve rate for such interest period. The applicable interest rate margin over the eurocurrency rate is initially equal to 1.125%, but may increase (to a maximum amount of 1.500%) or decrease (to a minimum amount of 0.875%) based on changes in the ratings of Harris’ senior unsecured long-term debt securities (“Senior Debt Ratings”). The base rate is a fluctuating rate per annum equal to the highest of (i) the federal funds rate plus 0.50%, (ii) SunTrust Bank’s publicly announced prime lending rate for U.S. Dollars, or (iii) the eurrocurrency rate determined on a daily basis for a one-month interest period plus 100 basis points. The applicable interest rate margin over the base rate is initially equal to 0.125%, but may increase (to a maximum amount of 0.500%) or decrease (to a minimum amount of 0.000%) based on changes in Harris’ Senior Debt Ratings. Borrowings under the New Credit Agreement denominated in a currency other than U.S. Dollars will bear interest at the eurocurrency rate for the applicable interest period plus an applicable margin, as described above, plus, in some cases, mandatory costs. Letter of credit fees are also determined based on Harris’ Senior Debt Ratings.

In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the New Credit Agreement and letter of credit fees, Harris is required to pay a quarterly unused commitment fee, which shall accrue at an applicable rate per annum multiplied by the actual daily amount of the lenders’ aggregate unused commitments under the New Credit Agreement. The applicable rate per annum for the unused commitment fee is initially equal to 0.125%, but may increase (to a maximum amount of 0.200%) or decrease (to a minimum amount of 0.080%) based on changes in Harris’ Senior Debt Ratings.

The New Credit Agreement contains certain representations of Harris for the benefit of the administrative agent and the lenders, including representations relating to: due incorporation and good standing; due authorization of the New Credit Agreement documentation; absence of any requirement for governmental or third party authorization for the due execution, delivery and performance of the New Credit Agreement documentation; enforceability of the New Credit Agreement documentation; accuracy of financial statements; no material adverse effect since June 29, 2012; absence of material undisclosed litigation on September 28, 2012; compliance with environmental laws, ERISA and certain other laws; payment of taxes; and solvency.

The New Credit Agreement contains certain affirmative covenants, including covenants relating to: reporting obligations; maintenance of corporate existence and good standing; compliance with laws; maintenance of properties and insurance; payment of taxes; compliance with environmental laws and ERISA; and visitation and inspection by the administrative agent and the lenders. The New Credit Agreement also contains certain negative covenants, including covenants: limiting certain liens on assets; limiting certain mergers, consolidations or sales of assets; limiting certain sale and leaseback transactions; limiting certain vendor financing investments; and limiting certain investments in unrestricted subsidiaries. The New Credit Agreement also requires that Harris not permit its ratio of consolidated total indebtedness to total capital, each as defined in the New Credit Agreement, to be greater than 0.60 to 1.00 at any time.

The New Credit Agreement contains certain events of default, including: failure to make payments under the New Credit Agreement; failure to perform or observe terms, covenants or agreements contained in the New Credit Agreement; material inaccuracy of any representation or warranty under the New Credit Agreement; payment default by Harris or certain of its subsidiaries under other indebtedness with a principal amount in excess of $100 million or acceleration of or ability to accelerate such other indebtedness; occurrence of one or more final judgments or orders for the payment by Harris or certain of its subsidiaries of money in excess of $100 million that remain unsatisfied; incurrence by Harris or certain of its subsidiaries of certain ERISA liability in excess of $100 million; any bankruptcy or insolvency of Harris or any material subsidiary; invalidity of New Credit Agreement documentation; or a change of control (as defined in the New Credit Agreement) of Harris. If an event of default occurs, then the lenders may, among other things, terminate their commitments and declare all outstanding borrowings to be immediately due and payable together with accrued interest and fees.

All principal amounts borrowed or outstanding under the New Credit Agreement are due on September 28, 2017, unless the commitments are terminated earlier either at the request of Harris or if certain events of default described in the New Credit Agreement occur. At September 28, 2012, no borrowings were outstanding under the New Credit Agreement.

The administrative agent and some of the lenders under the New Credit Agreement, the 2008 Credit Agreement and the Amended 364-Day Credit Agreement and their affiliates have various relationships with Harris and its subsidiaries involving the provision of financial services, including commercial banking, lending, cash management, acting as dealers in Harris’ commercial paper program, investment banking, underwriting, financial advisory, trust and other services. In addition, Harris and some of its subsidiaries have entered into foreign exchange and other arrangements with certain of such lenders and their affiliates.

A copy of the New Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the New Credit Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the attached New Credit Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosure set forth in Item 1.01 above related to the 2008 Credit Agreement is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above related to the New Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Revolving Credit Agreement, dated as of September 28, 2012, by and among Harris Corporation and the other parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS CORPORATION

By:	/s/ Scott T. Mikuen
Scott T. Mikuen Vice President, General Counsel and Secretary

Date: October 4, 2012

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Revolving Credit Agreement, dated as of September 28, 2012, by and among Harris Corporation and the other parties thereto.